Exhibit 10.128
     Amendment to Loan Documents between Erie Indemnity Company and PNC Bank, National Association dated December 22, 2010.

Amendment to Loan Documents
          THIS AMENDMENT TO LOAN DOCUMENTS (this “Amendment”) is made as of December 22, 2010, by and between ERIE INDEMNITY COMPANY, a Pennsylvania corporation (the “Borrower”), and PNC BANK, NATIONAL ASSOCIATION (the “Bank”).
BACKGROUND
     A. The Borrower has executed and delivered to the Bank one or more promissory notes, letter agreements, security agreements, mortgages, pledge agreements, collateral assignments, and other agreements, instruments, certificates and documents, some or all of which are more fully described on attached Exhibit A, which is made a part of this Amendment (collectively as amended from time to time, the “Loan Documents”), which evidence or secure some or all of the Borrowers’ obligations to the Bank for one or more loans or other extensions of credit (the “Obligations”).
B. The Borrowers and the Bank desire to amend the Loan Documents as provided for in this Amendment.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Certain of the Loan Documents are amended as set forth in Exhibit A. Any and all references to any Loan Document in any other Loan Document shall be deemed to refer to such Loan Document as amended by this Amendment. This Amendment is deemed incorporated into each of the Loan Documents. Any initially capitalized terms used in this Amendment without definition shall have the meanings assigned to those terms in the Loan Documents. To the extent that any term or provision of this Amendment is or may be inconsistent with any term or provision in any Loan Document, the terms and provisions of this Amendment shall control.
     2. The Borrower hereby certifies that: (a) all of its representations and warranties in the Loan Documents, as amended by this Amendment, are, except as may otherwise be stated in this Amendment: (i) true and correct as of the date of this Amendment, (ii) ratified and confirmed without condition as if made anew, and (iii) incorporated into this Amendment by reference, (b) no Event of Default or event which, with the passage of time or the giving of notice or both, would constitute an Event of Default, exists under any Loan Document which will not be cured by the execution and effectiveness of this Amendment, (c) no consent, approval, order or authorization of, or registration or filing with, any third party is required in connection with the execution, delivery and carrying out of this Amendment or, if required, has been obtained, and (d) this Amendment has been duly authorized, executed and delivered so that it constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms. The Borrower confirms that the Obligations remain outstanding without defense, set off, counterclaim, discount or charge of any kind as of the date of this Amendment.

     3. The Borrower hereby confirms that any collateral for the Obligations including liens, security interests, mortgages, and pledges granted by the Borrower or third parties (if applicable), shall continue unimpaired and in full force and effect, and shall cover and secure all of the Borrower’s existing and future Obligations to the Bank, as modified by this Amendment.
     4. As a condition precedent to the effectiveness of this Amendment, the Borrower shall comply with the terms and conditions (if any) specified in Exhibit A.
     5. To induce the Bank to enter into this Amendment, the Borrower waives and releases and forever discharges the Bank and its officers, directors, attorneys, agents, and employees from any liability, damage, claim, loss or expense of any kind that it may have against the Bank or any of them arising out of or relating to the Obligations. The Borrower further agrees to indemnify and hold the Bank and its officers, directors, attorneys, agents and employees harmless from any loss, damage, judgment, liability or expense (including attorneys’ fees) suffered by or rendered against the Bank or any of them on account of any claims arising out of or relating to the Obligations. The Borrower further states that it has carefully read the foregoing release and indemnity, knows the contents thereof and grants the same as its own free act and deed.
     6. This Amendment may be signed in any number of counterpart copies and by the parties to this Amendment on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Amendment by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.
     7. This Amendment will be binding upon and inure to the benefit of the Borrower and the Bank and their respective heirs, executors, administrators, successors and assigns.
     8. This Amendment has been delivered to and accepted by the Bank and will be deemed to be made in Commonwealth of Pennsylvania. This Amendment will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the Commonwealth of Pennsylvania, excluding its conflict of laws rules.
     9. Except as amended hereby, the terms and provisions of the Loan Documents remain unchanged, are and shall remain in full force and effect unless and until modified or amended in writing in accordance with their terms, and are hereby ratified and confirmed. Except as expressly provided herein, this Amendment shall not constitute an amendment, waiver, consent or release with respect to any provision of any Loan Document, a waiver of any default or Event of Default under any Loan Document, or a waiver or release of any of the Bank’s rights and remedies (all of which are hereby reserved). The Borrower expressly ratifies and confirms the confession of judgment (if applicable) and waiver of jury trial provisions contained in the Loan Documents.
[INTENTIONALLY LEFT BLANK]

     WITNESS the due execution of this Amendment as a document under seal as of the date first written above.

WITNESS:		Erie Indemnity Company

By:	/s/ Robert W. McNutt	By:	/s/ Douglas F. Ziegler		(SEAL)
	Vice President Assistant Treasurer		Name:	Douglas F. Ziegler
			Title:	SVP, Treasurer and Chief Investment Officer

PNC Bank, National Association

		By:	/s/ James F. Stevenson
			Name:	James F. Stevenson
			Title:	Senior Vice President

EXHIBIT A TO
AMENDMENT TO LOAN DOCUMENTS
DATED DECEMBER 22, 2010
A.	The “Loan Documents” that are the subject of this Amendment include the following (as any of the foregoing have previously been amended, modified or otherwise supplemented):
1.	Loan Agreement, dated as of January 30, 2008, by and between the Borrower and the Bank (“Loan Agreement”); and

2.	All other documents, instruments, agreements, and certificates executed and delivered in connection with the Loan Documents listed in this Section A.
B.	The Loan Agreement is amended as follows:
1.	Section 3.6 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted as follows:
3.6 Title to Assets. The Borrower has good and marketable title to the assets reflected on the most recent Financial Statements, free and clear of all liens and encumbrances, except for (i) current taxes and assessments not yet due and payable, (ii) assets disposed of by the Borrower in the ordinary course of business since the date of the most recent Financial Statements, (iii) those liens or encumbrances in excess of Twenty Five Million and 00/100 Dollars ($25,000,000.00) per instance, if any, specified on the Addendum, (iv) those certain equity interests sold by the Borrower pursuant to the Property & Casualty Asset Sale (as hereinafter defined), and (v) those certain equity interests sold by the Borrower pursuant to the Life Insurance Asset Sale (as hereinafter defined).
2.	Section 5.5 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted as follows:
5.5 Merger or Transfer of Assets. Liquidate or dissolve, or merge or consolidate with or into any person, firm, corporation or other entity, or sell, lease, transfer or otherwise dispose of all or any substantial part of its property, assets, operations or business, whether now owned or hereinafter acquired; except for (i) the sale of the equity interests in Erie Insurance Company, a Pennsylvania corporation, and Erie Insurance Property & Casualty Company, a Pennsylvania corporation, on or before December 31, 2010, to Erie Insurance Exchange, a reciprocal or inter-insurance exchange domiciled in the Commonwealth of Pennsylvania (“Exchange”), whereby Exchange will purchase such equity interests for cash consideration equal to the adjusted book value of such entities (collectively, the “Property & Casualty Asset Sale”), and (ii) the

sale of the equity interest in Erie Family Life Insurance Company, a Pennsylvania corporation, on or before March 31, 2011 to Exchange, whereby Exchange will purchase such equity interest for cash consideration equal to ninety-five percent (95%) of the adjusted book value of such entity (collectively, the “Life Insurance Asset Sale”) (the Property & Casualty Asset Sale and the Life Insurance Asset Sale are collectively, the “Asset Sales”).
3.	Section 5.6 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted as follows:
5.6 Change in Business, Management or Ownership. Make or permit any change in its form of organization or the nature of its business as carried on as of the date hereof other than the change in the nature of its business due to the sale of the business units sold in connection with the Property & Casualty Asset Sale and/or the Life Insurance Asset Sale.
4.	Section (1) to the Continuation of Addendum to the Loan Agreement is hereby deleted in its entirety and in its stead is inserted as follows:
(1) Beginning with the fiscal quarter ending September 30, 2010, the Borrower will maintain at all times a minimum consolidated net worth of Six Hundred Million and 00/100 Dollars ($600,000,000.00), to be measured quarterly as of such date and as of each fiscal quarter ending thereafter; provided, however that (i) on and after the completion of the Property & Casualty Asset Sale, the Borrower will maintain at all times a minimum consolidated net worth of not less than Three Hundred Million and 00/100 Dollars ($300,000,000.00) as of the fiscal quarter ending December 31, 2010 and each succeeding fiscal quarter end thereafter, and (ii) on and after the completion of the Asset Sales, the Borrower will maintain at all times a minimum consolidated net worth of not less than Two Hundred Million and 00/100 Dollars ($200,000,000.00) as of the fiscal quarter ending March 31, 2011, and each succeeding fiscal quarter end thereafter.
5.	All references in the Loan Documents to the “Loan Agreement” shall be deemed to mean, the Loan Agreement, dated as of January 30, 2008, by and between the Borrower and the Bank, as amended prior to December 22, 2010, and as further amended by this Amendment to Loan Documents dated December 22, 2010, by and between the Borrower and the Bank.
C.	Conditions to Effectiveness of Amendment: The Bank’s willingness to agree to the amendments set forth in this Amendment are subject to the prior satisfaction of the following conditions:

1.	Execution by all parties and delivery to the Bank of this Amendment, and those documents identified on the Preliminary Closing Checklist, attached hereto as Schedule A, and made part hereof.

2.	Payment by the Borrower to the Bank of an amendment fee in the amount of Five Thousand and 00/100 Dollars ($5,000.00), and the fees and expenses of the Bank’s outside counsel in connection with this Amendment.